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                                                                      EXHIBIT 11

                              DRILEX CORPORATION

                           COMPUTATION OF NET INCOME
                    PER COMMON AND COMMON EQUIVALENT SHARE

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

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                                                                                                     Period from
                                                           Three Months                             March 30, 1994
                                                          Ended March 31,             Year Ended    (inception) to
                                                   -----------------------------     December 31,     December 31,
                                                       1996             1995             1995             1994
                                                   ------------     ------------     ------------     ------------
Net income......................................    $      526       $      205       $    1,784       $    2,009
                                                                     ==========                        ==========
Interest expense on Convertible Promissory Note,
 net of tax.....................................            33                                35
                                                    ----------                        ----------
As adjusted for fully diluted computation.......    $      559                        $    1,819
                                                    ==========                        ==========
Weighted average common shares outstanding......     4,381,205        4,067,948        4,067,183        3,196,757
Incremental effect of shares issued during the
 twelve months prior to the filing date of the
 Registration Statement.........................             -          278,083          215,420          278,083
Incremental shares attributable to outstanding
 stock options and warrants.....................       171,051           44,250          128,357           31,901
                                                    ----------       ----------       ----------       ----------
Weighted average common and common equivalent
 shares outstanding.............................     4,552,256        4,390,281        4,410,960        3,506,741
                                                                     ==========                        ==========
Incremental shares attributable to conversion
 of Convertible Promissory Note.................       361,962                            90,490
                                                    ----------                        ----------
As adjusted for fully diluted computation.......     4,914,218                         4,501,450
                                                    ==========                        ==========
Net income per common and common equivalent
 share:
    Primary.....................................    $      .12       $      .05       $      .40       $      .57
                                                    ==========       ==========       ==========       ==========
    Fully diluted...............................    $      .11                        $      .40
                                                    ==========                        ==========
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